UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2005

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551 9955

AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material definitive Agreement.

The text set forth below under Item 2.03 is incorporated into this Item by this reference.

Item 2.03. Creation of a Direct Financing Obligation or an Obligation under and Off-Balance Sheet Agreement of a Registrant.

On September 1, 2005, AirTran Airways, Inc. (the “Company”), a wholly-owned subsidiary of AirTran Holdings, Inc., entered into financing arrangements with The Royal Bank of Scotland plc, New York Branch, to facilitate the Company’s acquisition of certain of the Boeing model 737-700 aircraft currently in firm order having delivery positions in 2006 and 2007 (the “Aircraft”). The financing arrangements with The Royal Bank of Scotland (the “RBS Financing”) are the latest of three independent financing arrangements which the Company has entered into with respect to aircraft being purchased by the Company under its July 2003 agreement with The Boeing Company (“Boeing”) for, among other things, the purchase of twenty-eight Boeing model 737 aircraft and options to acquire an additional fifty Boeing model 737 aircraft (the “Aircraft Purchase Agreement”).

The RBS Financing arrangements consist of two financing facilities entitling the Company to make drawings thereunder in an aggregate amount up to $354 million. The loan amount for such Aircraft represents a portion of the purchase price paid to Boeing for such Aircraft.

The first of the RBS Financing facilities (the “PDP Facility”) is intended to fund the Company’s obligations to make pre-delivery payments in respect of the Aircraft under the Aircraft Purchase Agreement. The PDP Facility is secured by certain of the Company’s rights and interest in and to the Aircraft Purchase Agreement, but only to the extent related to the Aircraft. On September 1, 2005, the Company made an initial drawing under the PDP Facility of approximately $51.9 million equivalent to pre-delivery payments previously made by the Company for Aircraft through such date. Under the PDP Facility, the Company is entitled to make additional drawings up to an amount equal to the Company’s remaining pre-delivery payment obligations for the Aircraft. The Company intends to make additional drawings in amounts sufficient to satisfy its pre-delivery payment obligations to Boeing in respect of the Aircraft on the due dates thereof. In connection with entering into the PDP Facility, the Company agreed to pay customary commitment and related fees. Drawings made under the PDP Facility will accrue interest, payable monthly, at a floating rate per annum above one-month LIBOR. On the later of (1) the delivery date of an Aircraft and (2) three months following the last day of the scheduled delivery month of an Aircraft, the Company is required to pay principal in an amount equal to the drawings made in respect of pre-delivery payments for such Aircraft, together with any accrued and unpaid interest thereon. The PDP Facility is scheduled to mature on the earlier of the date the last Aircraft subject to the PDP Facility is delivered to the Company by Boeing and May 31, 2007.

The second RBS Financing facility (the “Permanent Facility”) is intended to fund a portion of the purchase price of the Aircraft on their respective delivery dates, as well as to satisfy the Company’s repayment obligations under the PDP Facility in respect of the Aircraft then being delivered to the Company. A loan made under the Permanent Facility will be secured by, among other things, the Aircraft to which such loan relates. In connection with the funding of each loan, the Company is to pay to the lender(s) making such loan customary commitment and related fees. Loans made under the Permanent Facility will accrue interest at a floating rate per annum over three-month LIBOR. Prior to the funding of a loan, but only in respect of a limited number of the Aircraft, the Company may elect for such loan to bear interest at a fixed rate of interest determined pursuant to interest rate swap arrangements made in accordance with the Permanent Facility. An election by the Company of the fixed rate option would, however, result in a reduced rate of advance by the lender(s) with respect to the affected Aircraft. Throughout the term of a loan, payments of principal and interest are due and payable every third calendar month following the delivery date of the Aircraft to which the loan relates. On each payment date after the delivery date of an Aircraft and through and including the second anniversary thereof, the payments of principal to be made by the Company under the loan to which such Aircraft relates are to be in level amounts per payment date sufficient to reduce the original principal amount on the second anniversary of such delivery date to an amount equal to approximately, if interest is fixed, 81% thereof or, if interest is floating, 87% thereof. On each payment date after the second anniversary of the delivery date of an Aircraft and through and including the maturity date of the loan to which such Aircraft relates, the payments of principal to be made by the Company under such loan are to be in level amounts sufficient to reduce the original principal amount on the maturity date of such loan to an amount equal to approximately, if the interest is fixed, 21.5% thereof or, if interest is floating, 20% thereof. On the maturity date of a loan, the Company is to make an additional final principal payment in an amount equal to approximately, if the interest is fixed, 21.5% or, if interest is floating, 20% of the original principal amount of such loan. A loan made under the Permanent Facility will mature on the twelfth anniversary of the delivery date of the Aircraft to which such loan relates.

Including the RBS Facility, through September 1, 2005, the Company has entered into three separate financing arrangements, covering an aggregate of 18 of the 32 aircraft scheduled for delivery to the Company pursuant to the Aircraft Purchase Agreement through 2007, including financing for all aircraft to be delivered through 2006.

Additionally, on August 29, 2005, the Company exercised its right to convert 15 aircraft options to firm purchase aircraft under the Aircraft Purchase Agreement. The exercised options are for aircraft scheduled to be delivered to the Company during 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant) )

Date: October 4, 2005	/s/ Stanley J. Gadek
Stanley J. Gadek Senior Vice President, Finance, Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)